Exhibit 99.1

Nightfood Signs LOI to Acquire Hilton Garden Inn in Rancho Mirage, California, Adjacent to Disney’s Cotino Development

Strategic acquisition strengthens NGTF’s real estate footprint and positions the Company for institutional-grade hospitality automation deployment

TARRYTOWN, N.Y., May 12, 2025 – via IBN – Nightfood Holdings, Inc. (OTCQB: NGTF) (“Nightfood” and the “Company”), a hospitality automation company pioneering artificial intelligence (AI)-powered robotics and strategic hotel ownership, today announces the execution of a Letter of Intent (LOI) to acquire the Hilton Garden Inn located in Rancho Mirage, California. This 120-room property, with plans for a five room expansion to 125 rooms, is strategically located adjacent to Cotino™, a Storyliving by Disney community—a first-of-its-kind, 618-acre residential resort development.

The total transaction is valued at $36.93 million, making it one of the largest acquisitions in the Company’s history to date. The Hilton Garden Inn will continue to operate under the Hilton flag and serve as a flagship property for Nightfood’s expanding Robotics-as-a-Service (RaaS) platform—designed to reduce labor costs, address staffing challenges, and enhance operational efficiency across the hospitality industry.

This acquisition is expected to be the second of many as Nightfood actively pursues similar high-value assets, including some at even higher price points. The Company’s strategic focus remains on acquiring real estate that complements its automation platform, driving long-term growth and shareholder value.

“This acquisition reflects our commitment to building a high-impact, asset-backed platform that merges real estate and automation,” said Jimmy Chan, CEO of Nightfood Holdings. “The proximity to Disney’s Cotino project offers significant long-term upside, and this Hilton property gives us a high-visibility location to showcase our robotic automation technologies in a live, revenue-generating environment.”

Strategic Location and Long-Term Value

The Hilton Garden Inn is positioned to benefit from Cotino’s transformative impact, which is expected to attract significant year-round foot traffic, affluent residents, and both domestic and international visitors. Nightfood anticipates long-term gains in both occupancy rates and average daily rates (ADR), driven by the Cotino effect and the operational cost savings delivered by its automation suite.

Key Transaction Terms

●	Purchase Price: $36.93 million (including planned expansion to 125 rooms).
●	Equity Consideration: Net $26.43 million in Series C Convertible Preferred Stock (tax-free share exchange, Section 368).
●	Earn-Out: Additional of $3 million Series C shares upon completion of five new guest rooms.
●	Exclusivity: 180-day No-Shop period.
●	Closing Conditions:

○	Delivery of two years of audited financials.
○	Nightfood’s uplisting to NASDAQ or NYSE American.
○	Satisfaction of outstanding mortgage (not to exceed $10.5 million).

Flagship Location for Automation Showcase

Nightfood plans to leverage the Hilton Garden Inn as its second live testing ground for its AI-powered Robotics-as-a-Service (RaaS) platform, following the successful deployment at its first test property, a Holiday Inn. By operating under a different flagship brand, Nightfood can refine and expand its automation solutions across diverse hospitality environments. This aligns with the Company’s broader strategy of combining advanced automation with prime real estate assets, further establishing its leadership in technology-driven hospitality solutions.

Looking Ahead

As part of its disciplined growth strategy, Nightfood will continue pursuing strategic acquisitions and expanding its automation capabilities. Investors can expect further updates as the Company advances through closing steps and uplisting preparations.

About Nightfood Holdings, Inc. (OTCQB: NGTF)

Nightfood Holdings, Inc. is revolutionizing the hospitality industry by combining AI-powered robotics with strategic hotel acquisitions. The Company’s innovative approach uses advanced automation technology to significantly improve hotel efficiency, reduce operating costs, and address labor challenges. As automation rapidly becomes the standard rather than a trend in hospitality, Nightfood is committed to setting that standard — delivering intelligent solutions that enhance guest experiences and streamline operations.

With its dual focus on owning hotel properties and offering Robotics-as-a-Service (RaaS), NGTF is strategically positioned to capitalize on the rapidly growing global service robotics market, which is expected to surpass $170 billion by 2030. This integrated business model provides scalable revenue streams and positions NGTF as a leader in technology-driven hospitality solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and Nightfood Holdings’ expected performance. These statements are subject to risks and uncertainties, and actual results may differ materially from expectations. Investors are encouraged to review the Company’s SEC filings for additional information.

For more information on Nightfood Holdings, Inc. (OTCQB: NGTF), please visit www.nightfoodholdings.com.

Investor & Media Contacts

Investor Relations Contact:
Nightfood Holdings, Inc.
Email: ir@nightfoodholdings.com

Media Relations Contact:
Email: media@nightfoodholdings.com
Phone: (866) 261-7778

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